Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91432) pertaining to the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc., of our report dated June 27, 2008, with respect to the financial statements of the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc. Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ BKD, LLP

St. Louis, Missouri
June 27, 2008